CONSULTING AGREEMENT

      THIS CONSULTING AGREEMENT is made on August _____, 2003 between CAMINOSOFT CORPORATION ("CaminoSoft"), with its principal place of business at 600 Hampshire Road, Suite 105, Westlake Village, California, Attention: President, and WALTER KORNBLUH ("Consultant") at 5443 Calhoun Avenue, Sherman Oaks, California 91401.

      1. Term of Consulting Agreement: This Agreement will become effective on August ___, 2003, and will continue in effect for a period of two (2) years unless terminated earlier or extended in writing.

      2. Services to be Performed by Consultant. Consultant shall act as a consultant to the Chairman of the Board and Chief Executive Officer. In addition, WALTER KORNBLUH shall remain a Director of the company, subject to annual re-election by shareholders.

      3. Status as Independent Consultant. Consultant enters into this Agreement, and will remain throughout the term of this Agreement, as an independent consultant. Consultant agrees that he is not an employee, partner, agent or principal of CaminoSoft while this Agreement is in effect. Consultant agrees that he is not entitled to the rights and/or benefits afforded CaminoSoft's employees, including disability or unemployment insurance, workers' compensation, medical insurance, sick leave, or any other employment benefit.

      4. Compensation. As compensation for participation as a consultant, Consultant shall be paid Two Thousand Five Hundred Dollars ($2,500.00) per month, plus normal and reimbursable expenses approved by CaminoSoft, and regular outside Director's compensation. In the event Consultant introduces a potential acquisition of or financing for CaminoSoft, Consultant shall be entitled to a five percent (5%) finders fee (based on the total value of each such transaction) paid to the Consultant or his designee on each approved deal.

      Any options or warrants previously granted to Consultant shall remain in full force and effect during the term of the contract, as if Consultant remained an employee.

      5. Termination of Consulting Services. This Agreement may be terminated by either CaminoSoft or Consultant upon ninety (90) days written notice. In the event the Agreement is terminated by CaminoSoft, Consultant shall be entitled to any unpaid compensation and reimbursement for expenses through the balance of the term of this Contract. In the event the Contract is terminated by Consultant, Consultant shall be entitled only to compensation earned through the date of termination.

      6. Conflict of Interest. Consultant shall not engage in any activity which would constitute a conflict of interest. Consultant agrees that during the term of this Agreement and for six (6) months thereafter, Consultant shall not compete either directly or indirectly with CaminoSoft nor serve in any capacity for any business entity that competes either directly or indirectly with CaminoSoft without the written consent of CaminoSoft.

      7. Confidentiality. Consultant will have access to and become acquainted with various trade secrets consisting of devices, inventions, processes, compilations of information, records and specifications which are owned by CaminoSoft and readily used in the operation of the business. Consultant shall not disclose any of the aforesaid trade secrets directly or indirectly or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of duties as a Consultant. All files, records, documents, drawings, specifications, designs, program listings, disks, tapes, equipment ("Documentation") and similar items relating to the business of CaminoSoft, whether prepared by CaminoSoft or otherwise, coming into the Consultant's possession, shall remain the exclusive property of CaminoSoft and shall not be disclosed to any person outside of the Advisory Board.

      8. California Law. This Agreement will be governed by and administered in accordance with the laws of the State of California.

      9. Binding Effect. This Agreement is binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

      10. Mediation/Arbitration. The parties agree that any and all disputes arising out of the terms of this Agreement or its interpretation shall attempt to be resolved through mediation. Either party may demand mediation by sending written notices by first-class mail to the addresses set forth above. Should the parties fail to resolve any dispute through mediation, all disputes between the parties related to or arising out of this Agreement shall be subject to binding arbitration in Los Angeles County before the American Arbitration Association. The parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys' fees and costs. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by judge or jury.

      11. The Entire Agreement. This Agreement represents the entire agreement and understanding between the company and Consultant concerning the subject matter of this Agreement and supercedes and replaces any and all prior agreements and understandings between the parties concerning the subject matter of this Agreement and the Consultant's relationship with the company, with the exception of stock options and/or warrant agreements.

      12. No Oral Modification. This Agreement may only be amended in writing signed by Consultant and the President of the company.

      13. Notices. All notices are to be sent to the addresses set forth above by first-class mail.

      14. Approval of Board of Directors. This Agreement was approved by the Board of Directors of CaminoSoft. Consultant abstained from participation in the approval of this Agreement.



                                    CAMINOSOFT CORPORATION

                                    By:      ___________________________________

                                    Name:    ___________________________________

                                    Title:   ___________________________________


                                    --------------------------------------------
                                    WALTER KORNBLUH


                                       2